EXHIBIT 99.1
NEWS

FOR IMMEDIATE RELEASE	Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760

Media: Melissa Hammonds (636) 751-4057
Investors: Susannah Livingston (314) 674-5206

Saflex® Trenton Plant to Focus Exclusively on Resin Production

ST. LOUIS – November 18, 2008 – Solutia Inc. (NYSE: SOA) today announced that effective March 31, 2009, its Saflex plant in Trenton, Mich., will be focusing solely on the production of Butvar® PVB resin and therefore will be exiting production of Saflex® polyvinyl butyral (PVB) interlayers at that time.  Approximately 115 of the 187 employees at the Trenton plant will be impacted by this action.
 “As the world leader in PVB interlayers, Saflex continues to invest in new technologies, capabilities and capacity in order to provide our customers with the products they need within their respective world areas,” said Luc De Temmerman, senior vice president of Solutia Inc. and president of Saflex.  “Demand in Europe and Asia has grown faster than the rest of the world, resulting in excess North American capacity and necessitating this action.  In the coming weeks, we will work to ensure our employees impacted by this event are treated fairly and to ensure our customers continue to receive the quality products they need.”

De Temmerman added, “Although this action will remove 30 million square meters of PVB interlayers from the North American market, Saflex will maintain sufficient capacity to serve the market from our two other North American plants.”
The Trenton plant will continue to supply other Saflex operations with Butvar PVB resin, which is the key raw material used to make Saflex.
Saflex is the global leader in PVB production, innovation, quality and reliability. When laminated between layers of glass, PVB interlayers greatly enhance the performance characteristics of glass, providing benefits such as security, solar protection, sound attenuation and safety.  Laminated glass made with Saflex PVB is used extensively in both the automotive and architectural markets, and is now used to encapsulate the world's largest thin film photovoltaic modules.  For more information, please visit: http://www.saflex.com.

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Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company.  The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; high-performance nylon polymers and fibers sold under brands such as Vydyne® and Wear-Dated®; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid.  Solutia’s businesses are world leaders in each of their market segments.  With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 6,000 employees in more than 60 locations.  More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
11/18/08